As filed with the Securities and Exchange Commission on February 7, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRUECAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3807511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Broadway, Suite 200
Santa Monica, California 90401
(800) 200-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Michael Darrow
Interim President and Chief Executive Officer
TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, California 90401
(800) 200-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5335	Jeffrey Swart General Counsel Scott Watkinson Deputy General Counsel TrueCar, Inc. 120 Broadway, Suite 200 Santa Monica, California 90401 (800) 200-2000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to the above-referenced registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 19, 2017, TrueCar, Inc. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-215614) (the “Registration Statement”), which registered for sale by the Company from time to time not to exceed $100,000,000 in value of shares of common stock of the Company, par value $0.0001 per share (“Shares”), and for resale from time to time by certain selling stockholders identified in the Registration Statement not to exceed 20,000,000 Shares. The Registration Statement was declared effective by the Securities and Exchange Commission on February 6, 2017. On May 2, 2017, the Company effected an offering under the Registration Statement in which it sold 1,150,000 Shares and the selling stockholders resold 9,200,000 Shares. No further Shares were sold or resold under the Registration Statement before its expiration pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended (the “Securities Act”), on February 6, 2020.

As a result, in accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K under the Securities Act, the Company hereby removes from registration all Shares registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 7, 2020.

TRUECAR, INC.

By:	/s/ Noel Watson
Noel Watson
Chief Financial Officer and Chief Accounting Officer

By:	/s/ Jeff Swart
Jeff Swart
EVP, General Counsel and Secretary

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.